Exhibit 10.5

FUTURE ADVANCE PROMISSORY NOTE

(“Promissory Note” or “Note”)

$7,246,111.89	MIAMI, FLORIDA

OCTOBER     , 2008

FOR VALUE RECEIVED, the undersigned, POST, BUCKLEY, SCHUH & JERNIGAN, INC., a Florida corporation, (“Maker” or “Borrower”), promises to pay to the order of SUNTRUST BANK, a State Bank organized under the laws of Georgia, (“Lender”), the principal sum of SEVEN MILLION TWO HUNDRED FORTY SIX THOUSAND ONE HUNDRED ELEVEN DOLLARS AND EIGHTY NINE CENTS ($7,246,111.89), together with interest thereon from date until paid according to the terms of this Note. Interest shall accrue at a variable rate equal to the LIBOR (London Interbank Offered Rate) plus TWO HUNDRED TWENTY SEVEN (227) basis points (“LIBOR RATE”) which shall be quoted for a ONE MONTH period and adjusted on the first day of each calendar month thereafter (“Interest Rate Determination Date”) based upon the LIBOR RATE quoted two business days prior to the 1st day of each calendar month. The LIBOR RATE shall remain fixed during each month based upon the interest rate established on the applicable Interest Rate Determination Date. LIBOR shall mean that rate per annum effective on any Interest Rate Determination Date which is equal to the quotient of: i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Lender, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by the Lender to be the rate at which U.S. dollar deposits for the Interest Period, are offered to the Lender in the London Inter-Bank Market as of 11: 00 a.m. (London, England time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by, (ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Lender is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage. Interest herein will be computed on the basis of a 360 day year and shall be calculated for the actual number of days elapsed.

Principal and Interest shall be payable in lawful money of the United States, at 777 Brickell Avenue, Miami, Florida 33131, or at such other place as the holder hereof may designate in writing as follows:

Commencing the 1st day of December, 2008 and the 1st day of each month thereafter, until November 1, 2015 (“Maturity Date”), equal monthly principal payments in the amount of $30,192.13 together with accrued interest based upon the unpaid and outstanding principal balance.

On November 1, 2015, the Maturity Date, this Promissory Note shall mature and the entire unpaid principal balance together with accrued interest shall be due and payable in full.

The Maker and any endorsers, sureties, guarantors and all others who are, or may become liable for the payment hereof severally:

a) waive presentment for payment, demand, notice of demand, notice of non payment, or dishonor, protest and notice of protest of this Promissory Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Promissory Note.

b) waive all applicable exemption rights, whether under the State Constitution, Homestead Laws or otherwise, and also waive valuation and appraisement.

c) consent to all extensions of time, renewals, postponements of time of payment of this Promissory Note or other modifications hereof, from time to time or after the maturity date hereof, whether by acceleration or in due course, without notice, consent or consideration to any of the foregoing.

d) agree to any substitution, exchange, addition or release of any of the indebtedness evidenced by this Promissory Note, or the addition or release of any party or person primarily or secondarily liable hereon.

e) agree that the holder shall not be required first to institute any suit, or to exhaust its remedies against the undersigned maker or any other person or party liable hereunder or against the security in order to enforce the payment of this Note.

f) agree that notwithstanding the occurrence of any of the foregoing (except by the express written release by the holder or any such person), the undersigned shall be and remain jointly and severally directly and primarily liable for all sums due under this Promissory Note.

In addition to the payments of principal and interest required to be paid under the terms of this Promissory Note, if there shall be a default under the terms of this Promissory Note, the holder shall be entitled to recover from the Maker all of the holder’s costs of collection, including the holder’s reasonable attorney’s fees, whether for services incurred in collection, litigation, bankruptcy proceedings, appeals or otherwise, and all other costs incurred in connection therewith.

All payments required to be paid under the terms of this Promissory Note shall first be applied to costs that may be due from the maker to the holder, as aforesaid, and then shall be applied to interest due and owing and the remainder shall be applied to principal due and owing under the terms hereof.

This Promissory Note is secured by a Mortgage, Security Agreement and Assignment of Leases Rents and Profits (“Mortgage”) dated March 19, 2001, recorded March 21, 2001, in Official Records Book 6218 at Page 4333 of the Public Records of Orange County, Florida, and all future amendments and modifications thereto, including that certain Future Advance, Note and Mortgage Modification Agreement of even date herewith. This Promissory Note is also secured by and subject to all of the terms and conditions of other instruments executed and delivered by the Maker to the Lender with the Mortgage as well as those of even date herewith (all of such instruments shall be collectively referred to as the “Related Security Documents”) as security for and securing the indebtedness evidenced by this Promissory Note. This Promissory Note is to be construed and enforced according to the laws of the State of Florida and reference is made to the Mortgage for rights as to the acceleration of the indebtedness evidenced by this Note.

In the event that any sums of money due under the terms of this Promissory Note shall not promptly and fully be paid when the same severally becomes due and payable, or in the event of any other default under the terms of this Promissory Note or the Mortgage securing same, or if the Lender deems itself insecure, or upon any default in the payment of any sum due by Maker to Lender, under any other promissory note, security instrument or other written obligation of any kind now existing or hereafter created, or upon the insolvency, bankruptcy, dissolution, death or incompetency of any Maker, endorser, or guarantor hereof, the entire principal indebtedness evidenced hereby, together with all arrearage of interest hereon and other sums due hereunder and under said mortgage shall, at the option of the holder hereof, become due and payable immediately, without presentation, demand or further action of any kind and execution may forthwith issue for the collection of same.

Provided that the holder has not exercised its right to accelerate the payment of this Promissory Note, as hereinabove provided, a late charge of five (5%) percent of any payment required hereunder shall be imposed on each and every payment not received by the holder within TEN (10) days after it is due. The late charge is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The late charge shall be immediately due and payable and shall be paid by the Maker to the holder without notice or demand; provided, however, under no circumstances shall any such late charge be imposed which shall be in excess of the maximum legal interest rate chargeable under Florida law.

The Maker and any endorsers, sureties, guarantors, and all others who are or who may become liable for the payment hereof, severally expressly authorize and empower the holder, at its sole discretion, at any time after the occurrence of a default hereunder, to appropriate and, in such order as the holder may elect, apply to the payment hereof or to the payment of any and all indebtedness, liabilities and obligations of such parties to the holder or any of the holder’s affiliates, whether now existing or hereafter created or arising or now owned or howsoever after acquired by holder or any of the holder’s affiliates (whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including but not limited to any letter of credit issued by the holder for the benefit of any such parties) any and all money, general or specific deposits or collateral of any such parties now or hereafter in the possession of the holder, except that the holder’s right to appropriate and apply any and all money, general or specific deposits of the Maker, endorsers, sureties, and guarantors, shall not extend to any Individual Retirement Accounts and/or Keough accounts that are in the possession of the holder.

The Maker and any endorsers, sureties, guarantors, and all others who are or who may become liable for the payment hereof, severally, irrevocably and unconditionally : (a) agree that any suit, action or other legal proceeding arising out of or relating to this Promissory Note may be brought, at the option of the holder, in either a court of record of the State of Florida in Miami-Dade County or in the United States District Court for the Southern District of Florida; (b) consent to the jurisdiction of each such Court in any such suit, action or proceeding; and (c) waive any objection which it or they may have to the laying of venue of such suit, action or proceeding in any of such Courts.

Notwithstanding any provision herein or in any instrument now or hereafter securing this Promissory Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the usury laws of Florida, and any amount paid in excess thereof shall be applied to the unpaid principal balance. Such application shall be made to future installments of principal in the inverse order of their maturity and shall not change or modify the payments next due, but shall accelerate the final maturity date. In the event of the acceleration of this Promissory Note, the total charges for interest and the nature of interest shall not exceed the maximum amount allowed by law and any excess portion of such charges that may have been prepaid shall be refunded to the makers hereof at the time of acceleration. Such refund may be made by application of the amount involved against the sums due hereunder, but such crediting shall not cure or waive the default occasioning acceleration.

Maker may prepay the loan, in whole or in part, at any time, without penalty. However, if Maker has entered into a swap, an early termination of the swap agreement may result in either a net gain or a net cost to the Maker, depending upon market conditions at the time the swap agreement is terminated.

The Promissory Note holder may require that any partial prepayments (i) be made on the date monthly installments are due, and (ii) be in the amount of one or more monthly installments which will be applied to principal.

Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the Promissory Note holder shall otherwise agree in writing.

After maturity or default, this Promissory Note shall bear interest at the highest rate permitted under the then applicable law (“Default Rate”), provided, however, in the event there is then no such highest rate applicable or in the event said highest rate is otherwise indeterminable, the parties agree that the applicable rate shall be EIGHTEEN (18.00%) PERCENT per annum, further provided, however, in no event shall such rate exceed the highest rate permissible under the applicable law.

Post Judgment Interest Rate. The post judgment rate of interest for any judgment entered pursuant to this note or any other loan document executed in connection herewith shall be the greater of: (i) the default rate set forth in this note; or, (ii) the rate established by the Comptroller of the State of Florida pursuant to Section 55.03 (1), Florida Statutes.

This Promissory Note shall be construed, interpreted, enforced, and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law) and federal law in the event federal law permits a higher rate of interest than State law.

If any provision or portion of this Promissory Note is declared or found by a Court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Promissory Note and the remaining provisions and portions thereof shall continue in full force and effect.

TRANSFER OF LOAN: The Lender may. at any time, sell, transfer or assign the Note, the Security Instrument and the other Loan Documents, and any and all servicing rights with respect thereto, or grant participations therein or issue mortgage pass through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). Lender may forward to each purchaser, transferee, assignee, participant, investor in such Securities or any Rating Agency (as hereinafter defined) rating such securities (collectively the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable. The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities.

LENDER AND MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER EXTENDING CREDIT TO MAKER. FURTHER, MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER, NOR THE LENDER’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

THIS IS A FUTURE ADVANCE PROMISSORY NOTE AND THE PROPER FLORIDA DOCUMENTARY STAMP TAX HAVE BEEN PAID AND THE PROPER DOCUMENTARY STAMPS HAVE BEEN AFFIXED TO THE FUTURE ADVANCE, NOTE AND MORTGAGE MODIFICATION AGREEMENT OF EVEN DATE HEREWITH SECURING THIS PROMISSORY NOTE.

POST, BUCKLEY, SCHUH & JERNIGAN, INC.
a Florida corporation

By:	/s/ Donald J. Vrana
DONALD J. VRANA
As its:	Senior Vice President and Chief Financial Officer

STATE OF FLORIDA	)
COUNTY OF HILLSBOROUGH	)

The foregoing instrument was acknowledged before me this 28th day of October, 2008, by DONALD J. VRANA, as Senior Vice President and Chief Financial Officer of POST, BUCKLEY, SCHUH & JERNIGAN, INC., a Florida Corporation, on behalf of the corporation. He/she (        ) is personally known to me or (        ) has produced as identification a                     .

/s/ Monica M. Vazquez
NOTARY PUBLIC, STATE OF FLORIDA
Print Name: Monica M. Vazquez
Commission Number: DD735464

6